Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (No. 333-53114, 333-145272, 333-161810 and 333-169011) of Popular, Inc. of our report dated June 28, 2011 relating to the financial statements of Popular, Inc. Puerto Rico Savings and Investment Plan, which appears in this Form 11-K.
PricewaterhouseCoopers LLP
San Juan, PR
June 28, 2011